                                                                    EXHIBIT 3.10

                  CERTIFICATE OF DETERMINATION OF PREFERENCES

                                      OF

                           CONVERTIBLE PARTICIPATING

                                PREFERRED STOCK

                                      OF

                            STORAGE EQUITIES, INC.

                                  [AS FILED
                   In the Office of the Secretary of State
                          of the State of California
                                  Aug 17 1995]

          The undersigned, Harvey Lenkin and Sarah Hass, President and Secretary, respectively, of Storage Equities, Inc., a California corporation, do hereby certify:

               FIRST: The Restated Articles of Incorporation of the corporation authorize the issuance of 50,000,000 shares of stock designated "preferred shares," issuable from time to time in one or more series, and authorize the Board of Directors to fix the number of shares constituting any such series, and to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, right and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preference of any wholly unissued series of such preferred shares, and the number of shares constituting any such series.

               SECOND: The Board of Directors of the corporation did duly adopt the resolutions attached hereto as Exhibit A and incorporated herein by reference authorizing and providing for the creation of a series of preferred shares to be known as "Convertible Participating Preferred Stock" consisting of 31,200 shares, no share of such series having been issued.

          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

          IN WITNESS WHEREOF, the undersigned have executed this certificate
this  17th  day of  August        1995.
     -----         --------------


                                             /s/ HARVEY LENKIN
                                             -----------------------------------
                                             Harvey Lenkin
                                             President


                                             /s/ SARAH HASS
                                             -----------------------------------
                                             Sarah Hass
                                             Secretary

                                   EXHIBIT A

                     RESOLUTION OF THE BOARD OF DIRECTORS
                           OF STORAGE EQUITIES, INC.

                           ESTABLISHING A SERIES OF
                   CONVERTIBLE PARTICIPATING PREFERRED STOCK


          RESOLVED, that pursuant to the authority conferred upon the Board of Directors by Article III of the Restated Articles of Incorporation of this Corporation, there is hereby established a series of the authorized preferred shares of this Corporation having a par value of $.01 per share, which series shall be designated "Convertible Participating Preferred Stock," shall consist of 31,200 Shares (in the aggregate, the "Shares," individually, a "Share"), all of which shall be issued concurrently, and shall have the following rights, preferences and privileges:

          (a)  Dividend Rights.
               ---------------

               (1) Dividends shall be payable in cash on the Shares when, as and if declared by the Board of Directors, out of funds legally available therefor, on a cumulative basis, for each of the "Dividend Periods" consisting of the twenty-eight (28) consecutive calendar quarters beginning with the calendar quarter ending on September 30, 1995.

               (2) The full dividend on each Share for each Dividend Period shall be (i) $12.50 plus (ii) an additional amount which (A) for each of the first eight Dividend Periods shall be .003205% of the amount by which (1) "Adjusted Property Cash Flow" (as hereinafter defined) for the same Dividend Period exceeds (2) $45,000, and (B) for the ninth Dividend Period, and each subsequent Dividend Period, shall be .003205% of the amount by which (1) the Adjusted Property Cash Flow for the same Dividend Period exceeds (2) $525,000. (The full dividend on each Share for the first Dividend Period shall be computed on the basis of the Adjusted Cash Flow for the entire first Dividend Period, notwithstanding that the Shares will have been outstanding for less than the entire first Dividend Period.) The total dividend paid on each Share for any Dividend Period shall not exceed the amount of the full dividend for that Dividend Period, determined as provided above. The preceding sentence shall not limit in any way the payment on each Share of accumulated and unpaid dividends for prior Dividend Periods.

               (3) The dividend, if any, on the Shares for each Dividend Period shall be payable on or before the last day of that Dividend Period; provided, that if any such day shall be a Saturday, Sunday or other day on which banking institutions are closed (any of the foregoing a "Non-Business Day"), then the dividend shall be payable on the next succeeding day which is not a Non-Business Day. Each such dividend shall be paid to the holders of record of the Shares as they appear on the stock register of the Corporation on the date of payment thereof.

               (4) Because the dividend on the Shares for each Dividend Period will be paid prior to or concurrently with the end of that Dividend Period, it is likely to be necessary to estimate the "Property Cash Flow" (as hereinafter defined) for the Dividend Period for purposes of computing the Dividend. A dividend computed on the basis of a diligent and good faith attempt to accurately estimate Property Cash Flow for a Dividend Period shall be deemed a full dividend for that Dividend Period. However, each subsequent dividend, if any, shall be increased or decreased, if and as appropriate, to reflect the amount by which the prior dividend was less than or more than it would have been if based on actual, rather than estimated, Property Cash Flow. There shall be no adjustment, following payment, of the dividend paid on a Share for the last Dividend Period ending contemporaneously with, or prior to, conversion of that Share, notwithstanding that such dividend may necessarily have been computed on the basis of estimated, rather than actual, Property Cash Flow for the last Dividend Period.

               (5) Unless dividends on all outstanding "Senior Shares" (as hereinafter defined) have been or contemporaneously are paid in full for the latest dividend period ending contemporaneously with or prior to the payment of a dividend on the Shares, and, to the extent such Senior Shares have cumulative dividend rights, for all prior dividend periods, no dividend or other distribution shall be paid on the Shares. The Corporation shall not declare or pay or set apart for payment any dividends for a dividend period on any "Common Shares" (as hereinafter defined), or any other class or series of shares ranking on a parity with, or junior to, the Shares as to dividends, unless a full dividend on the Shares for the latest Dividend Period ending contemporaneously with or prior to the last day of such dividend period, and for all prior Dividend Periods, has been or contemporaneously is declared and paid, or declared and a sum sufficient for payment thereof is set apart for payment. When dividends are not paid in full upon the Shares or on any class or series of shares ranking on a parity therewith as to dividends, all dividends declared upon the Shares and any other class or series of shares ranking on a parity therewith as to dividends shall be declared pro rata so that the amount of dividends declared per share on the Shares and on such other series or class of shares shall in all cases bear to each other the same ratio that the cumulative dividends per share on the Shares such other class or series of shares bears to each other. The foregoing shall not limit distributions on or in respect of any outstanding shares of stock of the Corporation which are paid in Common Shares.

               (6) The preference as to dividends held by holders of any Shares shall terminate upon, and no further dividends shall be paid on such Shares after, the earlier of (i) the Corporation's receipt of notice of exercise of the conversion right as to those Shares as provided for in (g) below and (ii) automatic conversion in accordance with (f) below.

          (b)  Liquidation.
               -----------
               (1) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation,

                    (i) The holders of the Shares are not entitled to receive any liquidation payment in respect of the Shares until the respective liquidation preferences in respect of all Senior Shares, if any, have been paid in full;

                    (ii) If the liquidation amount paid with respect to each Share is less than the "Share Liquidation Preference" (as hereinafter defined), plus all accumulated and unpaid dividends, or if the liquidation amounts payable with respect to any other shares of the Corporation ranking as to any liquidation distribution on a parity with the Shares are not paid in full, any participation in the distribution of the assets of the Corporation by the holders of the Shares and/or of such other shares will be on a basis which causes the amount paid in respect of each Share to bear the same proportion to the amount paid in respect of each such other share as the Share Liquidation Preference, plus all accumulated and unpaid dividends, bears to the full liquidation amount to which the holder of such other share would be entitled in the event of full payment; and

                    (iii) Before any distribution of assets is made to holders of Common Shares or any other class or series of shares ranking junior to the Shares upon liquidation, there shall be paid to the holder of the Shares a liquidating distribution on each Share in the amount of the Share Liquidation Preference, plus all accumulated and unpaid dividends.

          After payment of a total liquidation distribution on each Share of the Share Liquidation Preference, plus all accumulated and unpaid dividends, the holders of the Shares shall not be entitled to any further participation in any distribution of assets by the Corporation, and their preference as to dividends shall terminate.

          (2) For purposes of liquidation rights, a reorganization (as defined in Section 181 of the California Corporations Code) or consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets or the corporation shall be deemed not to be a liquidation, dissolution or winding up of the Corporation.

          (c)  Redemption.
               ----------

          Except as herein specifically provided, the Shares are not redeemable. If the Board of Directors of the Corporation shall, at any time and in good faith, be of the opinion that ownership of securities of the Corporation has or may become concentrated to an extent that may prevent the Corporation from qualifying as a real estate investment trust under the REIT Provisions of the Internal Revenue Code, then the Board of Directors shall have the power to prevent the transfer of and/or to call for redemption of the Shares, if required, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements of such a real estate investment trust under the REIT Provisions of the Internal Revenue Code. The redemption price to be paid for each Share, if so called for redemption, on the date fixed for redemption, shall be the Share Liquidation Preference, plus all accumulated and unpaid dividends. From and after the date fixed for redemption by the Board of Directors, the holders of the Shares shall cease to be entitled to any distributions, voting rights, and other benefits with respect to the Shares, other than the right to payment of the redemption price determined as aforesaid. "REIT Provisions of the Internal Revenue Code" shall mean Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. In order to exercise the redemption option set forth above, with respect to the Shares, the Corporation shall give notice of redemption to the record holders of the Shares at least 10 days prior to such redemption date, to the addresses of such holders as the same shall appear on the stock transfer records of the Corporation. Such notice shall state (i) the redemption date and (ii) the place or places where the certificates for the Shares is to be surrendered for payment of the redemption price.

          (d)  Voting Rights.
               -------------
               (1) The record owners of the Shares shall be entitled to the same voting power and rights on a share for share basis as a holder of Common Shares. Except as required by California law and/or as hereinafter specifically provided, the holders of the Shares shall have no right or power to vote the Shares separately as a class.

               (2) The affirmative vote or consent of the holders of at least a majority of the outstanding Shares, voting separately as a class, will be required for any amendment to the Articles of Incorporation of the Corporation that will adversely alter or change the powers, preferences, privileges or rights of the Shares.

               (3) If the Corporation shall fail to pay full cumulative dividends on the Shares or any other class of its preferred shares for six (6) quarterly dividend payment periods, whether or not consecutive (a "Dividend Default"), the holders of all outstanding preferred shares and any other holders of capital stock of the Corporation ranking on a parity with the Shares as to dividends and rights to distributions upon liquidation, voting as a single class without regard to series, will be entitled as a group to elect two Directors until full cumulative dividends for all past dividend payment periods on the Shares have been paid or declared and funds therefor set apart for payment. Such right to vote separately as a class to elect Directors shall, when vested, be subject, always, to the same provisions for the vesting of such rights to elect Directors separately as a class in the case of future Dividend Defaults. At any time when such right to elect Directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 20% of the total number of the Shares then outstanding shall, call a special meeting of stockholders for the election of Directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing Annual Meeting of Shareholders of the Corporation and the holders of all of the Shares are afforded the opportunity to elect such Directors (or fill any vacancy) at such Annual Meeting of Shareholders. Directors elected as aforesaid shall serve until the next Annual Meeting of Shareholders of the Corporation or until their respective successors shall be elected and qualified. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a Dividend Default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment of a new Director for the unexpired term of such former Director, such appointment to be made by the remaining Director elected as aforesaid.

          (e)  Conversion.
               ----------

          Each Share shall be convertible, at the option of the holder thereof, at any time prior to June 30, 2002 in the manner hereinafter set forth, into a number of Common Shares, computed by dividing (i) .003205% of the "Adjusted Property Value" (as hereinafter defined) by (ii) the average daily "Closing Price" (as hereinafter defined) per Common Share for all trading days during the period of 45 consecutive days ending on the day notice of conversion is given (which must be a day on which notice of conversion is permitted to be given in accordance with (g) below), provided, however, that if conversion occurs before June 30, 2000, and if the average daily Closing Price per Common Share for the applicable 45 day period is more than $18.00, then $18.00 shall be used in the computation in place of such average daily Closing Price per Common Share.

          (f)  Mandatory Conversion on June 30, 2002.
               -------------------------------------

          Any Shares which have not been converted into Common Shares pursuant to (e) prior to June 30, 2002, shall be automatically converted, on and as of June 30, 2002, into a number of Common Shares, computed by dividing (i) .003205% of the Adjusted Property Value by (ii) the average daily Closing Price per Common Share for all trading days during the period of 45 consecutive days ending on June 23, 2002.

          (g)  Conversion Procedure.
               --------------------

          To exercise a right of conversion under (e) above, a holder of the Shares to be converted shall deliver to the principal office of the Corporation, at least five business days, and not more than 8 business days, prior to the intended conversion date, written notice of the exercise of its right to convert such Shares, addressed to the Chief Financial Officer of the Corporation, specifying the number of Shares to be converted, requesting conversion, and specifying the date of conversion. On the conversion date established pursuant to any of (e) or (f) above, the holder of the Shares to be converted shall surrender the certificates for such Shares, duly endorsed or assigned to the Corporation or in blank, at the principal office of the Corporation or at a bank or trust company appointed by the Corporation for that purpose.

          (h)  Adjustments.
               -----------
               (1) If, on or before June 30, 2002, there occurs the consolidation or merger of the Corporation with or into another corporation, or the sale or conveyance of all or substantially all of the assets of the Corporation to another corporation, and the Corporation is not the acquiring or surviving corporation of such consolidation, merger or sale or conveyance of assets, then, upon conversion, there shall be issued to the holders of the Shares upon conversion, in lieu of Common Shares, shares of common stock, or equivalent securities, of the acquiring or surviving corporation, computed in the same manner that the number of Common Shares to be issued upon conversion would have been computed in the absence of such consolidation, merger or sale or conveyance.

               (2) If, on or before June 30, 2002, and after the commencement of an applicable period of 45 consecutive days determined in accordance with (e) or (f) above, the Corporation shall subdivide or combine its outstanding Common Shares into a greater or smaller number of Common Shares, or shall set a record date for the purpose of entitling the holder of its Common Shares to receive a dividend or other distribution payable in Common Shares, then in each case the number of shares of Common Stock into which each Share shall be converted (and the limitation, initially $18.00, provided for in (e), on the amount to be used as the average daily Closing Price for the applicable period) shall be appropriately increased or reduced.

          (i)  No Fractional Shares.
               --------------------

          No fractions of Common Shares shall be issued upon conversion. The number of full Common Shares issuable to any one person or entity upon concurrent conversion of any Shares shall be computed on the basis of the aggregate number of Shares being converted and shall be rounded to the nearest whole number.

          (j)  Future Issuance of Certain Shares.
               ---------------------------------

          The future issuance of shares of preferred stock on a parity with, or junior to, the Shares as to dividends, and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the future issuance of Senior Shares (which shall be senior to the Shares as to such matters), shall not require the vote or consent of the holders of the Shares, unless they violate the restrictions contained herein, or the restrictions contained in Section 5(b) of the Exchange Agreement which limit or restrict the Corporations's right (i) to issue Senior Shares to certain investors in partnerships affiliated with this Corporation for consideration consisting of interests in partnerships or interests in real property, (ii) to issue preferred shares to certain individuals or affiliates of such individuals or (iii) to issue Senior Shares while Senior Shares are not rated by Standard & Poor's, Moody's Investor Services or another rating agency at or above a rating specified in such Section 5(b).

          (k)  Certain Definitions.
               -------------------
               (1) If the Common Shares are listed on one or more exchanges, the "Closing Price" for a trading day shall be the composite closing price for that day as reported in the Wall Street Journal (Western Edition). If the Common Shares are not listed on an exchange, the "Closing Price" for a trading day shall be the average of the closing bid and asked prices for that day as reported by NASDAQ (or if not reported by NASDAQ, its equivalent) in the Wall Street Journal (Western Edition).

               (2) "Common Shares" shall mean shares, outstanding as of the date of issuance of the Share, or issued thereafter, of the Corporation's Common Stock, par value $.10 per share (together with any other shares of capital stock into which such shares shall be reclassified or changed).

               (3) "Adjusted Property Cash Flow" for any period means 74.25% of the "Property Cash Flow" for the same period.

               (4) "Adjusted Property Value" shall mean the sum of (i) the amount computed by dividing .0975 into the aggregate Adjusted Property Cash Flow for the four full consecutive calendar quarters ending most recently prior to conversion of the Shares hereunder, if such conversion is pursuant to (e) above, and ending concurrently with conversion of the Shares hereunder, if such conversion occurs pursuant to (f) above plus (ii) the amount per share of any accumulated unpaid dividends for prior Dividend Periods multiplied by 31,200 (as adjusted in accordance with any subdivision or combination as described in
(h)(2) above).

               (5) "Property Cash Flow" for any period means the net operating income for that period, computed in accordance with generally accepted accounting principles, from the rental and operation of the mini-warehouse projects identified on

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Exhibit A to the Exchange Agreement (the "Projects"), before reduction for depreciation, taxes (other than real estate taxes and assessments and taxes computed on gross income or gross rent), fees, interest or principal on any indebtedness, capital expenditures or distributions to any persons owning the Projects in partnership or other form of joint ownership with the Corporation, but after reduction by a sum equal to two percent (2%) of gross revenues generated during such period from such projects.

          Each project will be charged for each period with a property management fee equal to six percent of gross revenues from the project for the period. Overhead and other charges by, and reimbursement of, this Corporation and its Affiliates, shall be allocated among the Projects on the same basis on which such charges and reimbursement are allocated among all other projects owned by this Corporation or by Affiliates of this Corporation, and in a manner generally consistent with prior practice, subject, however, to any provision to the contrary in the Exchange Agreement.

          In the event of casualty or condemnation which terminates or materially adversely affects, the operation of one of the aforesaid Projects, then Property Cash Flow for periods subsequent to the casualty or condemnation affecting such project(s) ("Terminated Projects") shall be computed by adding to Property Cash Flow for such periods from the remaining Projects (the "Remaining Property Cash Flow") a percentage of such Remaining Property Cash Flow, which percentage shall be computed as of the date of the casualty or condemnation by dividing the Property Cash Flow from the Terminated Projects for the last four quarters ending prior to the casualty or condemnation by the Remaining Property Cash Flow (i.e., Property Cash Flow from the Projects, excluding Property Cash Flow from Projects that became the Terminated Projects) for the same four quarters. If, as a consequence of a Project being financed by the Corporation, the Project is lost or disposed of (e.g., by foreclosure, deed-in-lieu thereof, involuntary sale or liquidation, or abandonment) (the "Seized Property"), Property Cash Flow for each subsequent period or portion thereof (an "Accrual Period") shall be computed by adding to Property Cash Flow for the remaining Projects for the Accrual Period the product of (A) the greater of (i) the Property Cash Flow from the Seized Property accrued during the last four quarters ending prior to the disposition of the Seized Property, and (ii) the Property Cash Flow from the Seized Property accrued during the four quarters preceding the Seized Property's financing, with the resulting amount increased at a 6% annual rate from the date of the Seized Property's disposition, and (B) a fraction in which the numerator is the number of days in the Accrual Period and the denominator is 365.

               (6) "Senior Shares" shall mean any shares of stock of the Corporation, exclusive of the Shares and the Common Shares, which (i) are outstanding as of the date of issuance of the Shares or (ii) are issued subsequent to the date of issuance of the Shares, and not in violation of the terms of the Exchange Agreement and these Resolutions, on terms which do not provide that they are on a parity with, or junior to, the Shares as to dividends and as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. Senior Shares shall include, but not be limited to, the following series of preferred stock of the
Corporation:

               10% Cumulative Preferred Stock, Series A;
               9.20% Cumulative Preferred Stock, Series B;
               Adjustable Rate Preferred Stock, Series C;
               9.50% Cumulative Preferred Stock, Series D;
               10.00% Cumulative Preferred Stock, Series E;
               9.75% Cumulative Preferred Stock, Series F.

          The shares of 8.25% Convertible Preferred Stock of the Corporation shall not be "Senior Shares," but shall be on a parity with the Shares as to dividends and as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

               (7) "Affiliate" shall mean (a) any person directly or indirectly controlling, controlled by or under common control with such person, (b) any person owning or controlling 10% or more of the outstanding voting securities of such person; (c) any officer, director, general partner, trustee or any one acting in a substantially similar capacity as to such person, or (d) any person who is an officer, director, general partner, trustee or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing.

               (8) "Share Liquidation Preference" means the greater of (i) $1,000.00 or (ii) .003205% of the amount computed by dividing .0975 into the aggregate Adjusted Property Cash Flow for the four full consecutive calendar quarters ending most recently prior to liquidation of the Corporation.

               (9) "Exchange Agreement" means that Exchange Agreement and Assignment between the Corporation and Harris Trust and Savings Bank as trustee for the Ameritech Pension Trust dated on or about August 11, 1995 by which the Shares were issued, as amended from time to time.

                                     -----